Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

Kangplus (China) Holdings, Ltd.
(as Transferee)

And

Marr Technologies Asia Limited

And

Calypte Biomedical Corporation
(as Transferors)

Regarding

Beijing Marr Bio-Pharmaceutical Co., Ltd.

Equity Transfer Agreement

July   1  , 2010

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

1. Preamble	3
2. Definition	3
3. Parties to the Transaction, the Target Company and Object of Transaction	6
4. The Transferor’s Promise and Warranty	8
5. The Transferee's Promise and Warranty	10
6. Disclosure of Information	10
7. Treatment of the Target Company's Debts	13
8. Technology and Operation Cooperation	14
9. Intellectual Property	15
10. Competition Restriction	16
11. Equity Transfer Pricing Base Date	16
12. Agreement Price and its Payment	17
13. The Target Company's Legal Person Governance	18
14. The Administrative Change of the Target Company and Other Matters	18
15. Confidentiality Obligation	19
16. Assumption of Fees	20
17. Liability for Breach	20
18. Agreement Effectuation and Termination	21
19. Applicable Law	21
20. Resolution of Dispute	21
21. Force Majeure	22
22. Other Provisions	22
23. Notification	23
24. Supplemental	24

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

1. Preamble

Whereas,

Beijing Marr Bio-Pharmaceutical Co., Ltd. (“Target Company”), a foreign joint-venture enterprise registered on August 18, 2005 in Beijing pursuant to the law of the People's Republic of China, whose business legal person operation permit number is 110000410266837, is dedicated to the R&D and production of bio-pharmaceutical products and has obtained “Medical Instrument Manufacturer Certificate” and “Medical Instrument Registration Certificate” (Registration number: State Oral Medical Monitor Instrument (Approval) No. 2008-3400444) in accordance with the laws and statutes of the People's Republic of China; its product is oral mucosal transudate HIV antibody detection agent (colloidal gold method), i.e., AIDS diagnostic agent;

Marr Technologies Asia Limited (“Marr”) and Calypte Biomedical Corporation (“Calypte”) (together the “Transferors” and each a “Transferor”) are shareholders of Beijing Marr Bio-Pharmaceutical Co., Ltd., with equity stake in the Target Company of 49% and 51% respectively and, in the case of Calypte, with advanced technologies in the field of bio- pharmaceuticals in its possession, have been providing technological support and services to the Target Company and have intent to transfer equity in the Target Company;

Kangplus (China) Holdings, Ltd. (“Transferee”), a professional company possessing Internet online and offline promotion and sales of bio-pharmaceutical products, intends to invest in, purchase 70% of the equity of, and acquire the control right over, the Target Company and hopes to cooperate with the Transferors in the production of bio-pharmaceuticals and in the field of information technology;

To promote the business development of the Target Company, the parties hereto have reached consensus regarding in-depth cooperation in the areas of technology, production and sales with Beijing Marr Bio-Pharmaceutical Co., Ltd. as a vehicle;

Therefore, the parties hereto, in pursuant to the laws and statutes of the People's Republic of China and through friendly negotiation, have reached agreement on the transfer of 70% of the equity in the Target Company.

2. Definition

2.1           “The Transferors” means together Marr and Calypte (and “Transferor” means one of them) that will sell a certain percentage of their equity stake in the Target Company pursuant to the provisions herein.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

2.2             “The Transferee” means Kangplus (China) Holdings, Ltd. that will purchase 70% of the equity stake in the Target Company from the Transferors pursuant to the provisions herein.

2.3             “The Target Company” means Beijing Marr Bio-Pharmaceutical Co., Ltd. Upon the completion of the equity transfer, the Target Company will become a company whose equity is 70% owned by the Transferee.

2.4             “Law and Statutes of the People's Republic of China” means the law, administrative statutes and regulations and judicial interpretation promulgated by the competent authorities of the People's Republic of China which are effective and applicable at the time of execution, and during the performance, of this Agreement.

2.5             “Chinese Business Accounting Principles” means enterprise accounting principles, business accounting systems and other financial accounting systems promulgated by the People's Republic of China Ministry of Finance or other competent authorities which are to be followed at the time of execution, and during the performance, of this Agreement.

2.6             “Chinese Tax Law” means the laws, statutes and other individual rules regarding tax levy and tax administration promulgated by the People's Republic of China National People’s Congress or its standing committee which are to be followed at the time of execution, and during the performance, of this Agreement.

2.7             “Information Disclosure” means the act, by the Transferors in fulfillment of their disclosure obligations, of fully and completely disclosing to the Transferee certain events, circumstances, information and materials in connection with the transaction hereunder, especially events, circumstances, information and materials that are adverse to the Transferee's interests.

2.8             "Withholding" means the act, by the Transferors in the course of disclosure, of failing deliberately to fulfill, or to completely or accurately fulfill, their disclosure obligations with regard to certain events, circumstances, information and materials that are in their knowledge.

2.9             "Omission" means the situation during the course of disclosure in which certain events, circumstances, information and materials that the Transferors should have knowledge of but are not disclosed due to their unawareness or that the Transferors do have the knowledge of but are not disclosed due to their negligence or other non-intentional reasons.

2.10           "Compensation" means obligation for payment by one signatory hereto to the other signatory in addition to the payments for the consideration of the Target Company.

2.11           "Company's Power Organ" means that organ of each signatory hereto that has the authority pursuant to the charter of each company to approve the execution hereof and conduct the transaction hereunder.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

2.12           "Equity Transfer Pricing Base Date" means the date of determination of the shareholders' stake in the Target Company, from which date the interest in the Target Company in the equity transfer is transferred to the Transferee; the equity transfer pricing base date hereunder is July 1, 2010.

2.13           "The Target Company's Legal Accounts" means financial books and accounting certificates that carry complete and effective records of, and assessments on, the Target Company's assets, debt obligations and operation conditions and that are maintained completely by the Target Company.

2.14           " Potential Debts" means such actual, undisputed liabilities of the Target Company which are discovered after the Equity Transfer Pricing Base Date, which relate to action taken by the Target Company during the period prior to the date of this Agreement, which are not liabilities relating to the ordinary operations of the Target Company (including without limitation employee and/or production costs) and which are not recorded in the accounting books or records of the Target Company as at the date of this Agreement. For the avoidance of doubt, (i) contingent liabilities of the Target Company and (ii) any liabilities of the Target Company to the Transferors and/or any person or entity referred to in provision 7.3 shall not be regarded as Potential Debts. .

2.15           "Intellectual Property" means all patents, copyrights, trademarks, rights to commercial secrets, design rights and other intellectual properties certified by the applicable law and statutes of the People's Republic of China.

2.16           "Affiliated Parties" means any other legal person, non legal person organization or natural person that controls, directly or indirectly through one or more intermediaries, or controlled directly or indirectly by, the legal person, non legal person organization or natural person, or any other legal person, non legal person organization or natural person that are together with the legal person, non legal person organization or natural person jointly controlled by any other parties.

2.17    “Major Decision” shall mean in relation to the Target Company any of the following actions or transactions or the entering into of any contract or agreement to do any of the following actions or transactions described below, or any modification, amendment, enforcement, waiver, extension, or renewal thereof:
(a)	The making of any voluntary petition or passing of any resolution for the winding-up, liquidation or dissolution of the Target Company;
(b)	Increases or decreases in the registered capital of the Target Company;
(c)	The acquisition or disposition of any assets other than in the ordinary course of business;
(d)	The incurrence of any indebtedness outside the ordinary course of business of the Target Company;
(e)	The acquisition of any shares or other interest in, or making of any investment in, another company or business;
(f)	The amalgamation or merger of the Target Company with any other company or legal entity;
(g)	Making any material change in the nature or scope of the business of the Target Company or the commencement of any new business that is not ancillary or incidental to its existing business;
(h)	Any amendment to the constitutional documents of the Target Company;
(i)
The allotment or issue of any shares or the grant of or agreement to grant any option or interest (in the form of obligations convertible into shares or otherwise) of any shares or any uncalled capital of the Target Company;

(j)	The lending of any money by the Target Company other than in the ordinary course of business.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

3. Parties to the Transaction, the Target Company and Object of Transaction

3.1           The Transferors

Marr Technologies Asia Limited
English Name:	Marr Technologies Asia Limited
Registration Location:	Seychelles
Legal Address:	Oliaji Trade Center-1st floor, Victoria Mahe, Seychelles
Legal Representative:	Janak Basnet
Title:	Director
Nationality:	Nepal

Calypte Biomedical Corporation
English Name:	Calypte Biomedical Corporation
Registration Location:	U.S.A
Legal Address:	16290 S.W. Upper Boones Ferry Road, Portland, OR 97224, U.S.A
Legal Representative:	Adel Karas
Title:	CEO
Nationality:	U.S.A

3.2           The Transferee

Kangplus (China) Holdings, Ltd.
English Name:	Kangplus (China) Holdings, Ltd.
Registration Location:	Hong Kong
Legal Address:	Room 1701 (325) 17/F Henan Building, 90 Jaffe Road, Wanchai, HK
Legal Representative:	LI Mei
Title:	Director
Nationality:	People’s Republic of China

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

3.3           The Target Company

Beijing Marr Bio-Pharmaceutical Co., Ltd.
English Name:	Beijing Marr Bio-Pharmaceutical Co., Ltd.
Registration Location:	People’s Republic of China
Registered Capital:	$3,600,000.00
Paid-in Capital:	$3,600,000.00
Company Type:	Joint venture
Scope of Operation:	Research and development of AIDS and immune system disease diagnostic testing agent, test paper and diagnostic and testing products; consulting services regarding the aforementioned products and technology transfer
Shareholders:	Calypte Biomedical Corporation (proportion of capital contribution 51%)
Marr Technologies Asia Limited (proportion of capital contribution 49%)
Legal Address:	25 Yanxi Industrial Development Zone, Huairou District, Beijing, China
Legal Representative:	Janak Basnet
Title:	CEO
Nationality:	Nepal

3.4           Object of Transaction

The equity to be transferred by the Transferors and to be received by the Transferee hereunder is  seventy percent (70%) of the equity in all of the Target Company's registered capital on the Equity Transfer Pricing Base Date and all the corresponding rights to the Target Company to which such equity holders are entitled pursuant to the Chinese corporate law, including but not limited to undistributed income and its shareholders' other property rights, voting rights, rights to personnel appointment, rights to information and other interests.  Of which, Marr Technologies Asia Limited shall transfer to the Transferee a nineteen percent (19%) share of the equity in all of the Target Company's registered capital on the Equity Transfer Pricing Base Date and Calypte Biomedical Corporation shall transfer to the Transferee its fifty-one percent (51%) share of the equity in all of the Target Company's registered capital on the Equity Transfer Pricing Base Date.

The Transferors and the Target Company jointly promise that, to their knowledge, the Transferee shall have the land use right to the Target Company’s  factory property located in the Industrial Development Zone, Huairou District, Beijing, China and have the complete right to occupy, use, profit from and dispose of the said property.  The Transferee shall fulfill corresponding obligations stipulated in Provisions 8, 9 and 10 herein to ensure the Target Company’s normal production and operation and sales and to promote the Target Company’s continuous development.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

Upon the closing of the transaction hereunder, the Target Company’s shareholders and their respective proportional holdings are as follows:

Marr Technologies Asia Limited                                                      with holdings of 30% of the equity in the Target Company

Kangplus (China) Holdings, Ltd.                                                      with holdings of 70% of the equity in the Target Company

4. The Transferors’  Warranties

Each Transferor  warrants to the Transferee that the following representations and warranties are true and correct as of the date hereof.

4.1           Each Transferor has full and independent legal status and legal power to execute, deliver and perform this Agreement and all other documents associated with the transaction contemplated herein, and each Transferor can act independently as a subject party to a legal proceeding.

4.2           Each  Transferor has full right and authorization to execute and deliver this Agreement and all other documents which each will execute in connection with the transaction contemplated herein; such other documents include but not limited to each Transferor’s written representation waiving the preferred purchase right to the equity to be transferred and the relevant resolutions from the company power organ approving this Agreement and the equity transfer hereunder; each  Transferor has full right and authorization to complete the transaction contemplated herein.

4.3           The establishment of the Target Company was conducted completely in accordance with the law and statutes of the People's Republic of China and the Target Company has, in addition to obtaining business status by receiving operation permits issued by the competent industry and commerce administrative authorities, completed valid tax registration, enterprise code registration and passed annual inspection each year.  To the Transferors’ knowledge, since its establishment, the Target Company has been operating strictly in compliance with the provisions of the law and statutes of the People's Republic of China and there is no risk of its ceasing operation for restructuring, having its qualification certificates revoked, being ordered to shut down or of other event resulting in its inability to remain in production and operation.

4.4           The Target Company has implemented and been in compliance with the financial system and business accounting principles promulgated in China and its accounting books, certificates and report filings have all been in compliance with the relevant business financial accounting rules and regulations of the Chinese government and fairly present the financial condition and results of operations of the Target Company ; all  bad accounts and worthless assets known to the Transferors have been disposed of or written off.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

4.5           The equity to be transferred shall be free of defects.  Each Transferor’s contributed capital into the Target Company and the equity that each Transferor received there in have been completed in compliance with the Chinese law and statutes, are legal and valid, and there are no unfulfilled obligations and outstanding disputes and no liabilities arising from default on capital contribution or from insufficient capital contribution.  Each Transferor’s equity in the Target Company is legally held and in entirety and has not been attached with any right pledge or any other form of encumbrance that will not be released on or prior to the equity transfer to the Transferee; and there is no existing or potential right defects involving any other third party’s interests.

4.6           All of the Target Company’s assets as of the Equity Transfer Pricing Base Date are listed in the Target Company’s itemized asset table to be disclosed to the Transferee.  All the assets listed for disclosure to the Transferee are owned by the Target Company and there are no property rights disputes.  There is no seizure of and pledge on factory property and factory building located in the Industrial Development Zone, Huairou District, Beijing or any other similar situation that will materially affect the Target Company’s asset value.

4.7           The Target Company’s debts as of the Equity Transfer Pricing Base Date are listed in the Target Company’s accounts and itemized debt table to be disclosed to the Transferee; the Transferor has truthfully disclosed to the Transferee the amount of any debt that has not been confirmed; the  parties have determined the amount of the Target Company’s debt obligations.

4.8           No harm on the Transferee’s interests.  The Transferors warrant that, from the previous date of signing the “Framework Agreement on Equity Purchase and Cooperation” by the Transferors and the Transferee to the Equity Transfer Pricing Base Date, the Target Company will not have decreased registered capital, will not have disposed of its company assets, will not have forfeited its interests without compensation, will not have expanded its liabilities without compensation, will not have issued guarantee or warranty to any outsider and will not have made any arrangements or committed any acts that could reasonably be expected to damage the Target Company’s interests.

4.9            No entering into certain contracts.  The Transferors warrant that,  from the previous date of signing the “Framework Agreement on Equity Purchase and Cooperation” by the Transferors and the Transferee to the Equity Transfer Pricing Base Date, the Target Company will not have signed any contract, agreement and covenant that could reasonably be expected to harm the interests of  the Target Company; if any contract with object of amount exceeding RMB 10,000.00 must be signed, the Transferors must cause the Target Company to notify the Transferee in advance and consult the Transferee for its opinion.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

4.10           Personnel freeze.  The Transferors warrant that,  from the previous date of signing the “Framework Agreement on Equity Purchase and Cooperation” by the Transferors and the Transferee to the Equity Transfer Pricing Base Date, the Target Company will not have promoted any employee, and will not have hired other personnel from outside, dismissed any employee, increased employee compensation, executed new labor contract to increase the number of employees and modified the effective period of original labor contracts that have not expired.

4.11           In addition to the above  warranties, the Transferors further  warrant to the Transferee that, other than the events, circumstances, information and material that may be adverse to the Target Company disclosed herein or in other relevant documents, the Transferors know of no event, circumstance, information and material that may be reasonably likely to be adverse to the Target Company.  The  warranties made by the Transferors herein are made on the date of this Agreement by reference to the facts in existence on such date and are irrevocable.

5. The Transferee's  Warranties

5.1           The Transferee has full and independent legal status and legal power to execute, deliver and perform this Agreement and can act independently as a subject party to a legal proceeding.  The execution of this Agreement by the Transferee and its performance of the obligations herein will not violate any relevant law, statutes or government order and will not cause any conflict with any contract or agreement to which the Transferee is a party or by which the Transferee's actions are bound.

5.2           The Transferee has the full ability to perform this Agreement and the Transferee promises and warrants that it will strictly comply with the provisions herein and make payments for the consideration of the equity transfer on time and in full to the Transferor.

6. Disclosure of Information

6.1           The parties hereto acknowledge that the consideration of the equity transfer determined herein and the payment for the associated expenses are predicated on the confirmation that the Transferors have fully fulfilled their obligation of information disclosure.  The Transferors have the obligation to disclose truthfully, completely and accurately all material events, circumstances, information and material associated with the transaction hereunder, especially events, circumstances, information and material that are reasonably likely to cause adverse material effects to the Transferee or the Target Company; in the event of withholding or omission of material events, circumstances, information and material that should have been disclosed, such events, circumstances, information and material will be considered "not disclosed" by the Transferors.  The Transferors shall compensate the Transferee for all the resulting loss other than incidental, consequential or economic loss or damages.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

6.2           The period of occurrence of events, circumstances, information and material to be disclosed by the Transferors is that from the establishment of the Target Company to the Equity Transfer Pricing Base Date stipulated herein, but the disclosure is limited to such events, circumstances, information and material the effect of which has not cleared or the consequences of which have not occurred or settled.

6.3           The Transferors and the Target Company have the obligation to notify the Transferee in writing of any  event  that materially and adversely affects the Transferee or the Target Company,  within two business days following the date when the Transferors learned or should have learned of its occurrence , that occurred in the period from the previous date of signing the “Framework Agreement on Equity Purchase and Cooperation” by the Transferor and the Transferee to the Equity Transfer Pricing Base Date.

6.4           The Transferors hereby confirm that they have fully disclosed the following events, circumstances, information and material in all material respects, and that there is no withholding or omission or misinformation with regard to the disclosed content, and warrants the truthfulness and reliability of the disclosure:

(1) Contracts: the Target Company's various contracts or documents of similar nature that have already become effective but have not completely performed or have yet to be performed have all been disclosed to the Transferee;

(2) Debts: all of the Target Company's debts and obligations as of the Equity Transfer Pricing Base Date, whether or not listed in the Target Company's accounting books, whether or not in the form of currency, work and services or goods as payment method, including outstanding taxes and amounts payable to shareholders, and including discounts, concession and award which the Target Company is obligated to give to distributors, consumers according to the provisions of its sales agreements or relevant sales policies, have been listed in the itemized table and have been provided to the Transferee and they will not cause the Target Company to suffer potential debt obligation;

(3) Liability: all claims pending or, to the Transferors’ knowledge, threatened against the Target Company that may result in civil liability on the part of  the Target Company , whether or not they are caused by the Target Company or its employees deliberately or by their negligence, whether or not the scope, method, term and amount of resulting liabilities have been determined, as long as such actions or events have occurred and the Target Company has not been absolved from the resulting liabilities, have all been disclosed to the Transferee;

(4) Penalties: all proceedings pending or, to the Transferors’ knowledge, threatened against the Target Company with respect to actions or events which may potentially result in administrative penalties, whether or not they are caused by the Target Company or its employees deliberately or by their negligence, whether or not the person with right to issue penalty has already made a case or issued penalty determination letter, as long as such actions or events have occurred, have all been disclosed to the Transferee;

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

(5) Law suits: all the law suits, whether or not the Target Company is the plaintiff, defendant or joint defendant, or third party  named therein and notified thereof, as long as they have been established as cases on file and have not been legally and effectively settled, have been disclosed to the Transferee;

(6) Other party's rights: all of the Target Company asset mortgages, pledges, encumbrance and rights pledges, guarantees made to a third party, or seizure, impoundment and freezing of assets and accounts and other obligation for enforcement assistance from which the Target Company has not been effectively absolved, as long as they have occurred, have been disclosed to the Transferee;

(7) Shareholders' outstanding obligation and special rights: all the outstanding obligations which the Target Company's shareholders must fulfill, and the special rights they are entitled to, pursuant to the provisions of the Target Company's charter and agreements, including exclusive supplier right, exclusive marketing right, joint use right and so on, have been disclosed to the Transferee;

(8) Other party's property: all the property rights to and interests in, and such rights and interests are owned or held by a third party, the fixed assets or machinery equipment erected or set up on the land to which the Target Company has the use right have been disclosed to the Transferee; all of the third party's assets which the Target Company must use for the long-term for its production and operation have also been disclosed to the Transferee;

(9) Special obligation: the Target Company's obligations toward other enterprises, units or individuals, such as provision of electricity, water, gas, rights of way, lease and loan of assets, whether or not under agreements or contracts, as long as they have continuity, have been disclosed to the Transferee;

(10) Special rights: All the special rights granted by the government or special rights to other units, to which the Target Company is entitled, as long as they are continuous, have been disclosed to the Transferee;

(11) Employment and labor contracts: all the situation about the total number of employees and their benefits, labor contracts, salary, employee social security payment and the list of the Target Company's retirees and early retirees, work injury sufferers and employees suspended without pay and other special personnel, and the burden thereof on the Target Company, have been disclosed to the Transferee;

(12) The Target Company's assets, liabilities and financial reports: the detailed lists, as of the Equity Transfer Pricing Base Date, of the Target Company's fixed assets,  construction projects, IP assets, land use rights, inventories, debt rights, debt liabilities, balance sheets and the auditor's reports with the last three years have been disclosed to the Transferee;

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

(13) In addition to the above, all other events, circumstances, information and material that are required to be disclosed by the Transferors in order to make the Transferors’ other disclosures not misleading have been disclosed to the Transferee.

7. Treatment of the Target Company's Debts

7.1           In the event of the Target Company becoming liable for Potential Debts for which the Transferors may be required to compensate the Transferee hereunder, the Transferee must cause the Target Company to notify the Transferors of the amount of such debts; and, if the Transferors request to exercise the right to contest in the name of the Target Company, the Transferee will cause the Target Company to provide necessary assistance. Any election by the Transferors to exercise or not exercise the right to contest any such liability shall not affect any obligation hereunder on the part of the Transferors to compensate the Transferee in connection with such liability

7.2           If the Target Company becomes liable for Potential Debts before the Transferee completes the payment for the consideration of the equity transfer according to the provisions herein, the Transferee has the right, subject to the terms of this Agreement, to seek compensation from the Transferors  and, subject to the liability limit applicable to Marr as set out in provision 17.3, to deduct 50% of such amount from the payment to be made to Marr  for the consideration of the equity transfer; but the Transferee must notify Marr in writing before making any such deduction.

7.3           The parties hereto agree, based on the Target Company's financial documents and auditor's reports provided by the Transferor, to treat the Target Company's debts as follows:

(1) The Transferors shall be responsible for the Target Company's debts listed as below and the Transferors must be responsible to repay, or cause the creditors to absolve the Target Company from, the Target Company's debts and provide documents evidencing the repayment or absolution of such debts to the Target Company before the date falling 30 business days after the Equity Transfer Pricing Base Date:

Creditor	Debt Amount
Mobix Technology (Beijing) Limited	RMB 13,750,000.00
Janak K Basnet	RMB 250,000.00
Denis Panteleev	RMB 326,852.05
Beijing Calypte Biomedical Technology Limited	RMB 1,029,670.00

(2) The Target Company shall be responsible for the attorney fees, litigation expenses and compensation arising from the Target Company's involvement in the litigation over labor disputes with its former CEO David Harris and former employees XI Rong and WANG Yong such fees, expenses and compensation to be paid from monies paid to the Target Company by the Transferee.

(3) The Transferors shall be entitled to and shall seek settlement on behalf of the Target Company of any claim by Beijing Yaohua Bio-Technology Limited against the Target Company and shall be entitled in the name of the Target Company to bring action against Beijing Yaohua Bio-Technology Limited for breaches by Beijing Yaohua Bio-Technology Limited of the agreement entered into for the acquisition of the Target Company’s land and factory. If a court of competent jurisdiction shall give a final and binding judgment against the Target Company and in favour of Beijing Yaohua Bio-Technology Limited in relation to such agreement which is not appealed against, the Transferors shall assume responsibility for such judgment. For the avoidance of doubt, no deduction may be made from any payment to Marr under this Agreement by reference to Beijing Yaohua Bio-Technology Limited or any debt to Beijing Yaohua Bio-Technology Limited.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

8. Technology and Operation Cooperation

8.1              To ensure the Target Company's normal production and continuous development, Calypte agrees to provide technological support and training, at a cost determined below in Section 8.2, to the Target Company in the research, development, production and product upgrade of Licensed Products (as defined in Section 9.1 below)  for a period of 12months following the Equity Transfer Pricing Base Date (the “Support Period”), to ensure that the Target Company has complete and independent ability to produce the Product of standard quality..

8.2              Anytime during the Support Period, Calypte agrees to [***], at the request of the Target Company, [***], to render such support and training as mentioned in Section 8.1.    During the Support Period,

8.2.1            [***]

8.2.2           For services provided via telephone, email or other online communication (“Remote Services”), Calypte shall provide up to [***] during a given week [***] and [***] for any additional Remote Services provided during that week.

8.3              During or after the Support Period, any support or training in addition to the support and training provided for in Section 8.2 would be conducted on mutually acceptable terms.

8.4              Calypte agrees to, during the Support Period, provide support with regard to the purchase channels for production material, equipment and parts and other production resources used in the Target Company's production, assist the Target Company to make purchases at the price not higher than market price, and make available to the Target Company the contact information and all other information necessary to consummating the production of the Product.  After the expiration of the Support Period, Calypte agrees to  continue to make available to the Target Company, at a fair market price, with no conditions attached, the supplies and resources it produces, controls or  has exclusive access to that are ingredients to produce the Product. Under no circumstances shall Calypte withhold or discontinue the supply of such supplies .

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

8.5           Calypte hereby expressly grants the Transferee the privilege and the Right of First Refusal for any of its plans, efforts and activities relating to Licensed Products, including but not limited to soliciting joint venture partners, developing and transferring technologies, marketing and selling products, sourcing or outsourcing supplies, etc, during and after the Support Period, in the greater China area.   The greater China area includes mainland China, Hong Kong, Macau and Taiwan region.

9. Intellectual Property

9.1           Calypte hereby expressly grants to the Target Company an exclusive, [***], irrevocable license under Calypte’s patent and other intellectual property rights to make, have made, use and sell  Calypte’s Aware HIV 1/2  oral mucosal transudate test  (colloidal gold method) (“Licensed Products”) throughout the People’s Republic of China (“PRC”); Calypte agrees to transfer or cause to be transferred [***] any related production techniques, processes and formulae.  And Calypte represents to the Transferee that it has complete and independent intellectual property right in the PRC in and to the Licensed Products, subject to the following third-party licenses :

(a)	BioRad HIV 2 license; and

(b)	Licenses to lateral flow suite of patents held by Inverness and Abbott Laboratories.

9.2           Calypte agrees to fulfill the obligations stipulated in Provision 9.1 within 30 business days upon the execution of this Agreement and hand over in written format the production technique, process and formula associated with the Licensed Products in its possession to the Target Company.

9.3           Calypte agrees to, within 30 business days upon the execution of this Agreement, hand over [***] any patent application right and patents associated with the Licensed Products in the PRC to the Target Company.

9.4           Calypte hereby grants to the Target Company an exclusive, [***], irrevocable license to use the trademarks set forth on Exhibit B attached hereto in the PRC in connection with the sale of products to the terms of the License Agreement.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

10. Competition Restriction

For a period from the date hereof until the sixth anniversary of the Equity Transfer Pricing Base Date, each Transferor shall not and shall cause their affiliates not to, directly or indirectly, own, manage, operate, control, transfer technology to, or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any activity similar to or that otherwise competes with the Target Company's products in the PRC, including but not limited to diagnostic testing agents, test paper and diagnostic test products for AIDS and immune system disease. The Transferors shall not breach this provision 10 by complying with their obligations under this Agreement or, in the case of Marr, by its holding equity in the Target Company.

11. Equity Transfer Pricing Base Date

11.1           The Equity Transfer Pricing Base date hereunder is based on the time of the payment for the relevant amount stipulated in Provision 12.1 herein.

11.2           Between the Equity Transfer Pricing Base Date and the date upon which all of the matters referred to in provision 12.2 have been completed (the “Relevant Period”), the Target Company's operation and management right will be conducted by a management interim team engaged by the Transferee and Marr and which will have representatives of both the Transferee and Marr.   The Transferee and Marr will jointly control the Target Company's accounts and files and they  will jointly destroy the original seals of the Target Company or hand them over to industry and commerce administration authorities, and will start using the Target Company's new seals made through the  arrangements of the Transferee and Marr.  The Target Company will also change bank and special tax seals to ones arranged by the Transferee and Marr. During the Relevant Period the Target Company’s seals shall be under the joint control of the Transferee and Marr.

11.3           Control of business permits and government certification documents.  On the Equity Transfer Pricing Base Date, the  parties will examine and review the Target Company's business permits, tax registration certificates, enterprise code certificates, import/export approval certificates and other valid government-issued operation certificates, qualification certificates, special operation permits, and during the Relevant Period they shall be under the joint control of the Transferee and Marr.

11.4           Examination, review and control of bank accounts and deposits.  On the Equity Transfer Pricing Base Date, the parties will examine and review the Target Company's bank accounts with various banks and the deposits therein. During the Relevant Period the Target Company’s bank accounts and deposits shall be under the joint control of the Transferee and Marr.

11.5           Following the Relevant Period, the Transferee shall assume responsibility for the management of the Target Company provided however that Marr shall have the right at all times to appoint a member of the management team having the title vice general manager.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

12. Agreement Price and its Payment

12.1           Whereas the Transferee has invested RBM 2,000,000.00 in the Target Company prior to the execution of this Agreement, the parties hereto agree that the Transferee will make an additional investment in the Target Company of RMB 3,000,000 in the form of cash on July 1, 2010 to settle the Target Company's employee and litigation matters.  And the parties hereto agree to use this date of payment as the Equity Transfer Pricing Base Date.

12.2           On the pre-condition of the fulfillment by Calypte of the obligations stipulated in Provisions 8.2, 9.1, 9.2, 9.3 and 9.4, and upon the fulfillment  by the Transferee of the obligations stipulated in Provision 12.1, the Transferee will  make a payment of RMB 10,000,000.00 for the consideration of the equity transfer hereunder to Marr Technologies Asia Limited within 60 business days of the Equity Transfer Pricing Base Date; the said payment includes all the entitlement of Calypte  as consideration of the equity transfer.  At the time of the Transferee making all the payments for the consideration of the equity transfer, Calypte must transfer the registration of its 51% share of equity in the Target Company to the Transferee's name and Marr must transfer the registration of a 19% share of equity in the Target Company to the Transferee's name.

12.3           Within 60 business days upon the fulfillment by the parties hereto of Provision 12.2 herein, the Transferee will inject RMB 6,000,000.00 into the Target Company to restore production and ensure normal operation

12.4           The total amount of payment stipulated in Provisions 12.1, 12.2 and 12.3 above is RMB 21,000,000.00, which includes all payment to be made by the Transferee for receiving the transfer of all the rights and interests provided for herein.

12.5           The Transferee's deduction right.  Before the Transferee makes payment to Marr for the full consideration of the equity transfer pursuant to the provisions above, if the situation has occurred in which Marr has become liable to compensate the Target Company and/or the Transferee in accordance with this Agreement, the Transferee has the right subject to the limit applicable to Marr as set out in provision 17.3 to deduct the corresponding amount from the payment for the consideration of the equity transfer that has not been made but the Transferee must notify Marr in writing prior to such deduction.

12.6           Foreign currency conversion.  If at the request of Marr the Transferee makes payment for the consideration of the equity transfer in US dollars, the conversion rate shall be the mid-price between the purchasing price and selling price of US dollars versus RMB published by the People's Bank of China on the business day immediately before the payment is wired. It shall be at Marr’s discretion whether to be paid in RMB or US dollars and unless otherwise stated payment shall be made in RMB.

12.7           Tax.  Each tax payer shall be responsible for its own tax obligations incurred during the course of the transactions hereunder in accordance with the regulations of the tax law in China.  If one party has the unavoidable legal obligation to withhold the tax payable  on behalf of the other party pursuant to certain provisions of the tax law, the said party must withhold the amount to make payment on behalf of the other according to the law. The Transferee warrants that there is no withholding tax applicable to the payment to Marr under provision 12.2.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

13. The Target Company's Legal Person Governance

13.1           After completion of all the matters referred to in provision 12.2, Marr and the Transferee, as the company's shareholders, agree to establish a sound corporate legal person governance structure in accordance with the provisions of Chinese corporate law, raise the operational efficiency of the Target Company and standardize the management of the Target Company.

13.2           After completion of the matters referred to in provision 12,2, the Target Company will have a board of directors which will consist of three persons two appointed by the Transferee and one appointed by Marr.

13.3           At no time after completion of the matters referred to in provision 12.2 shall the Target Company take any action constituting a Major Decision without either (a) the unanimous prior written approval of the members of the board of directors appointed by the Transferee and Marr or (b) the unanimous prior written approval of shareholder representatives of both the Transferee and Marr.

14. The Administrative Change of the Target Company and Other Matters

14.1           To ensure the performance of the provisions herein, the Transferors and the Transferee hereby acknowledge that they must separately or jointly complete the following matters as soon as possible and comply with the provisions as below:

   (1) Provide to the other party the resolutions from the shareholder assembly, directors and supervisors regarding the approval by each company of the transaction hereunder;

   (2) Provide all the forms, permits, documents, materials and certificates necessary for the execution of this Agreement and for the industry and commerce administrative registration of the equity transfer;

   (3) Complete the procedure of amendment to the Charter of the Target Company and have the conditions in place for the application of change of the shareholders of the Target Company;

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

   (4) Appoint a dedicated person or engage a professional agency for the task of company change registration necessary for completing the equity transfer and for obtaining the Target Company’s business legal person operation permit;

   (5) Ensure that the Target Company’s shareholder assembly, board of directors and management team will not make any resolutions, decisions, arrangements and plans that will damage the Target Company or will be adverse to the equity transfer or will be harmful to the Transferee;

14.2           At the time when the Target Company makes adjustment to the company legal person governance structure, the incumbent Chairman of the Board, legal representative, directors, general manager, chief accounting manager and other senior management officers must submit letters of resignation from their respective positions at the Target Company effective on that day and promise that they will not file claims for compensation against the Target Company.

15. Confidentiality Obligation

15.1           With the exception for complying with law or with the requirements from the competent courts of relevant jurisdiction and with the exception of having approval from all the parties hereto, neither party shall reveal to any third party other than the party hereto any content herein, any information in connection herewith and any document, material, information obtained by each party from the other party, and any document, material, information, technical secrets or commercial secrets related to the company; however, the disclosure by each party hereto in the following area will not be in violation of the confidentiality obligation herein:

   (1) Any disclosure approved by all the parties hereto;

   (2) Any disclosure made by each party to its legal counsels and accountants within the scope of requirement;

   (3) Any disclosure for the purpose of the equity transfer hereunder within the scope of requirement and approved by relevant party;

   (4) The foresaid approved disclosure shall not exceed the limit of requirement and the disclosing party shall adopt measures to cause the third party receiving the aforementioned documents, material and information to comply with the stipulation of this provision; and

   (5) The disclosure of any information by any party hereto pursuant to this provision shall not harm the interest of the other party.

15.2           The confidentiality provisions herein shall remain binding to all the parties hereto after the dissolution or termination hereof.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

16. Assumption of Fees

Each party shall be responsible for its own expenses, costs and fees associated with the negotiation for the equity transfer hereunder and with the preparation, execution and performance hereof, including but not limited to attorney fees, accountant engagement fees and other consultant engagement fees.  Each party shall be responsible for the payment of any potential taxes arising from the equity transfer hereunder for which it is liable.

17. Liability for Breach

17.1           This Agreement is binding and enforceable to all parties hereto; and it shall be considered to be in breach of agreement if any party fails to perform fully the obligations herein or if any representation, warranty or promise made by any party herein is false, misleading or contains material omissions.

17.2           If a Transferor or the Transferee is in material breach, the Transferee or a Transferor, as the case may be, has the right to adopt one or some of the remedial measures below to protect its rights and interests, in addition to any other remedy that may be available by law:

   (1) Suspend the performance of its obligations hereunder until the situation in breach of agreement is cured, and the suspension of the performance of its obligations by the Transferee or a Transferor pursuant to this provision does not constitute acceptance or a waiver of the breach of this Agreement;

   (2) If the Transferee fails to make payment of the amount of RMB 3,000,000 on the Equity Transfer Pricing Base Date as required by provision 12.1 and such payment has not been made within 10 business days of the Equity Transfer Pricing Base Date, then either Transferor shall be entitled to terminate this Agreement by written notice to the other parties. If termination occurs under this provision, the Target Company shall be required to pay to the Transferee all of the monies paid by the Transferee to the Target Company together with interest on such amounts at a rate of 6% per annum.

   (3) If by the date falling 120 business days after the Equity Transfer Pricing Base Date the equity transfers and payment of RMB 10,000,000 required to be effected under provision 12.2 have not occurred, then either the Transferee or Marr can terminate this Agreement by written notice to the other parties. If termination occurs under this provision, the Target Company shall be required to pay to the Transferee all of the monies paid by the Transferee to the Target Company together with interest on such amounts at a rate of 6% per annum.

17.3           The aggregate liability of Marr to the Transferee and/or the Target Company in respect of all provisions of this Agreement shall not exceed a maximum sum of RMB1,000,000 and consequently the aggregate maximum amount that can be deducted from the payment to Marr to be made under provision 12.2 shall be RMB 1,000,000. The aggregate liability of Calypte to the Transferee and/or the Target Company in respect of all provisions of this Agreement except provisions 8 and 9 shall not exceed a maximum sum of RMB1,000,000. There shall be no limit on liability in respect of provisions 8 and 9, provided that Calypte shall not be liable for any indirect, special, incidental or consequential damages.

17.4           If the Transferee commits breach of agreement by its failure to make payment for the consideration of the equity transfer as stipulated herein, the Transferee shall make payment for breach penalty to Marr at the rate of 6% per annum of the amount in arrears.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

18. Agreement Effectuation and Termination

18.1           Upon execution hereof, each party hereto must follow the stipulations herein and submit this Agreement and all relevant documents to the competent authorities in China for approval; this Agreement shall become effective on the date it is approved.

18.2           All parties hereto agree that this Agreement shall be terminated or suspended upon the occurrence of any of the following:

   (1) All parties reach consensus in writing through negotiation to terminate this Agreement;

   (2) This Agreement is completely performed by all parties hereto.

   (3) The  Agreement is terminated pursuant to Provision 17.2;

   (4) Other situations in which this Agreement is suspended or terminated pursuant to the relevant law or statutes.

19. Applicable Law

19.1           The execution, effectuation, interpretation and performance hereof and the resolution of disputes arising in connection herewith shall  follow the applicable law of the People's Republic of China; however, if there is any provision specifically stipulated herein and such provision does not violate the law of the People's Republic of China, such provision shall prevail.

19.2           Any matters involving the assets and legal accounts that have not been provided for herein shall be settled by the parties hereto on the basis of the Chinese accounting principles.

20. Resolution of Dispute

20.1           The parties hereto must strive to resolve any disagreements or disputes between the parties arising from the execution, or during the course of performance, hereof through negotiation on the equal basis in good faith and in fairness by following the principles herein.

20.2           The provision above shall not exclude any party's right to submit any dispute to Beijing Arbitration Commission for arbitration pursuant to its arbitration rules if negotiation fails or if one party is not willing to negotiate.  The judgment of the arbitration is final and binding to all parties.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

21. Force Majeure

If the occurrence of earthquake, typhoon, flood, fire, war or other event of Force Majeure which is unpredictable and the consequence of which is unpreventable and unavoidable that renders it impossible to perform, or to perform on schedule, this Agreement, the party suffering such event of Force Majeure shall notify the other parties as soon as possible and provide within 15 days documents of evidence regarding such event of Force Majeure issued by the agency of notary at the location of such event.  The parties hereto shall discuss whether or not to dissolve this Agreement or postpone its performance in consideration of the effect of the event of Force Majeure on the performance hereof.

22. Other Provisions

22.1           Each party must execute all the documents that are potentially required for the full performance hereof and for the completion of the equity transfer hereunder and take all further actions that are potentially required of each party for the full performance hereof and for the completion of the equity transfer hereunder.

22.2           The parties may jointly execute written documents to make amendments modifications or supplemental to this Agreement.

22.3           The invalidity of any provisions herein or its inability to be enforced shall not affect this Agreement or the validity or enforceability of any other provisions herein and  such other provisions shall remain in full effect.  The parties hereto must strive on the best effort of each to reach agreement in accordance with the intent originally desired by the said invalid or unenforceable provision.

22.4           The Target Company shall be responsible for all the auditing fees, assessment fees and other expenses arising from the completion of this equity transfer.

22.5           The titles used herein are intended for reference only and shall not be used in the interpretation of the provisions herein.

22.6           This Agreement is in written in Chinese and in English, and the parties hereto that the English version shall prevail if there are any discrepancies in content.

22.7           All the attachments hereto are the component parts hereof and shall have the equal effect as this Agreement; the attachments hereto include:

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

______________________________________

______________________________________

23. Notification

23.1           All notifications by the parties hereto must be issued in written form; under special circumstances they may be transmitted by facsimile or by e-mail but they must be followed afterwards by written documents as confirmation.

23.2           The person designated by Calypte for both issuing and receiving notifications is:

Company:	Calypte Biomedical Corporation
Name:	Adel Karas
Address:	16290 S.W. Upper Boones Ferry Road, Portland, OR 97224, U.S.A
Postal Code:
Telephone:	971-506599177
Fax:	503-601-6299
e-mail:	akaras@calypte.com

Any notification issued by Marr or the Transferee to Calypte only need to be delivered to Calypte's designated person and shall be considered to be received by Calypte if it has been received by the said designated person; notifications issued by Calypte to Marr or the Transferee must be issued by  Calypte's designated person to Marr or the Transferee, and such notification issued by  Calypte's designated person shall be considered to be notification from Calypte.

23.3           The person designated by Marr for both issuing and receiving notifications is:

Company:	Marr Technologies Asia Limited
Name:	Janak Basnet
Address:	Oliaji Trade Center-1st floor, Victoria Mahe, Seychelles
Postal Code:
Telephone:	(852) 2537 2108
Fax:	(852) 2537 5208
e-mail:	jbasnet@netvigator.com

Any notification issued by Calypte or the Transferee to Marr only need to be delivered to Marr's designated person and shall be considered to be received by Marr if it has been received by the said designated person; notifications issued by Marr to Calypte or the Transferee must be issued by Marr's designated person to Calypte or the Transferee, and such notification issued by Marr's designated person shall be considered to be notification from Marr.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

23.4           The person designated by the Transferee for both issuing and receiving notifications is:

Company:	Kangplus (China) Holdings, Ltd.
Name:	WANG Wenjing
Address:	Suite 6-A101, 55 Sihuannan Road West, Beijing
Postal Code:	100071
Telephone:	+8610-63890200
Fax:	+8610-63890800
e-mail:	wenjingvip@sina.com

Any notification issued by a Transferor to the Transferee only need to be delivered to the Transferee's designated person and shall be considered to be received by the Transferee if it has been received by the said designated person; notifications issued by the Transferee to the Transferors must be issued by the Transferee's designated person to the Transferors, and such notification issued by the Transferee's designated person shall be considered to be notification from the Transferee.

24. Supplemental

24.1           This Agreement has one set of 8 copies and all of them have equal legal effect.  Each party hereto shall keep one copy and the remaining 4 copies will be submitted to registration agencies and relevant authorities.

24.2           This Agreement is to be executed in Beijing, China by the authorized representative of the each party and be imprinted with the company seal.

Confidential treatment has been requested as to portions of Sections 8 and 9 of this Exhibit, which have been omitted from this version and replaced by [***]. A complete version of this Exhibit has been filed separately with the SEC.

[Execution Page]

In witness whereof, each party hereto has executed this "Equity Transfer Agreement" on the date listed on the first page hereof.

The Transferee:

Kangplus (China) Holdings, Ltd.
Authorized Representative:

The Transferors:

Marr Technologies Asia Limited
Authorized Representative:

Calypte Biomedical Corporation
Authorized Representative:

The Target Company:

Beijing Marr Bio-Pharmaceutical Co., Ltd..
Authorized Representative:

EXHIBIT B

[The agreement did not include this exhibit when executed.]